Exhibit 10.1
Unofficial Summary Translation
Assets Transfer Contract

Party A: Shandong Traditional Chinese Medicine College
Party B: The Traditional Chinese Medicine College of Shandong Hongrui Pharmaceutical Factory
Party C: Laiyang Jiangbo Pharmaceutical Co., Ltd.

NOW, THEREFORE, after friendly negotiations, Party A, B, and C reach the following agreements on Party B’s assets transfer:

1. Party A agrees to transfer Party B’s (a subsidiary of Party A) entire tangible assets and 22 approved drug numbers to Party C and Party C agrees to purchase. The total tangible assets include manufactory buildings, lands, office buildings, equipments and inventories, etc. Actual contents should be based on Yan Hua Da Hui Ping Zi No.30 (2008) appraisal report issued by Yantai Huada Certified Public Accountants, Ltd. on September 28, 2008. Items with variations occurred subsequent to the date of the appraisal, August 31, 2008, will be determined by the actual transferred amounts (except manufactory buildings, land, office buildings and other important facilities shall not have any variations incurred); the differences will be added or subtracted from original amounts in the appraisal report after negotiations among three parties.

2. Party A and Party B shall assist Party C to apply to Shandong Province Food and Drug Administration for transferring the ownership of the 22 approved drug numbers to Party C, and Party C shall be responsible for related transactional fees. If the ownership of the 22 approved drug numbers referenced above cannot be transferred to Party C, Party C has the right to cancel this transfer contract and requests Party A and Party B to refund acquisition payments and related transactional fees made.

3. Party A and Party B shall assist Party C to transfer the ownership of the property title certificate and land title certificate referenced above to Party C and Party C shall be responsible for related transactional fees. If the ownership of the property title certificate and land title certificate referenced above cannot be transferred to Party C, Party C has the right to cancel this transfer contract and requests Party A and Party B to refund acquisition payments and related transactional fees made.

4. Party A and Party B shall guarantee that there has been no signed agreement or contract with any creditors to restrict the assets transfer referenced above. The assets referenced above have not been used as collaterals and the ownerships of the assets to be transferred are clear.

5. Except for tangible assets and the approved 22 drug numbers referenced above, all of Party B’s creditor’s or obligor’s rights and obligations prior to the official handover shall be shared and divided between Party A and Party B. After the official handover, Party B shall apply to business bureau to dissolve itself as soon as possible.

6. Arrangement of Party B's existing staffs:

a. Prior to the official handover, Party A and Party B shall organize and hold an employees and workers meeting to pass relevant staff arrangements; the staff arrangements should be accepted by relevant government departments.

b. Party B’s staff will be selectively employed by Party C. Party A will be responsible for arrangements for staff not employed by Party C, Party A and Party B will burden the related arrangement costs.

c. The work status of staff employed by Party C will be released from state owned status, and Party A and Party B shall be responsible for the staff’s related social insurance costs prior to the employment by Party C, and Party C shall be responsible for the costs after the employment by Party C.

7. Assets transfer prices:

After negotiations, all three parties confirm the transfer price for all Party B’s tangible assets and 22 approved drug numbers is 110 million RMB.

8. Assets transfer payment term:

After the provincial State-owned Assets Administration Department approves and consents for the assets transfer and within one month of all three parties’ ( Party A, Party B and Party C) completion of assets handover, Party C shall pay Party A an onetime payment of 20 million RMB in cash. Another 46 million RMB (forty six million Renminbi) will be paid after the ownership of the approval drug numbers changed to Party C. The remaining 44 million RMB will be paid by Party C’s shares, calculated using 10 U.S. dollars per share with an exchange rate of 6.836, totaling 643,651 shares. Shares will be issued within one year after the signed contract date to Party A’s designated organizations or individuals.

9. Specific handover date is scheduled to be February 5, 2009, presence of all three parties are required at the time of the handover. The transferred contents include but not limit to:

a. Property title certificate and land title certificate of the transferred assets;
b. Related equipment repair and maintenance documentation;
c. Related manufacture approvals and licenses of the 22 drugs;
d. Related legal documents for all transferred assets.

At the time of handover, Party B shall provide the documents referenced above to Party C and representatives of all three parties should sign off on the handover documents.

10. After this agreement takes effective, senior management of Hongrui guarantees not to manufacture or sale similar pharmaceutical products that Party C manufactures within three years, senior management of Hongrui shall not contact Party B’s current customers with improper intention.

11. Matters not concluded by this agreement are to be negotiated by all three parties and the agreed-upon written terms will carry the equal legal enforceability as this agreement.

12. This agreement has six copies. The copies become effective after the copies are signed and sealed by all parties and the provincial State-owned Assets Administration Department approves and consents for the assets transfer. Each of the three parties will hold two copies.

13. Dissensions occurred during the performance of this agreement will be resolved by parties’ negotiations. If a resolution cannot be reached, it shall be referred to and judged by Laiyang Municipal People’s Court.

Party A: Shandong Traditional Chinese Medicine College (Seal)
Legal Representative:
Date: January 23, 2009

Party B: The Traditional Chinese Medicine College of Shandong Hongrui Pharmaceutical Factory (Seal)
Legal Representative:
Date: January 23, 2009

Party C: Laiyang Jiangbo Pharmaceutical Co., Ltd.(Seal)
Legal Representative:
Date: January 23, 2009